UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
 Date of Report (Date of earliest event reported)   July 24, 2013
 HAEMONETICS CORPORATION
(Exact name of registrant as specified in its charter)

Massachusetts	001-14041	04-2882273
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

400 Wood Road
Braintree Massachusetts	02184
(Address of principal executive offices)	(Zip Code)
 Registrant's telephone number, including area code  781-848-7100
 (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01  Entry into a Material Definitive Agreement.

On July 24, 2013, the Haemonetics Corporation Board of Directors approved amendments to the Haemonetics Corporation 2005 Long-Term Incentive Compensation Plan, filed herewith as Exhibit 10.1, and the Haemonetics Corporation Non-Qualified Deferred Compensation Plan, filed herewith as Exhibit 10.2.

ITEM 5.02(e)       Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 23, 2013, Haemonetics Corporation (the “Company”) granted a “target” number of 300,000 market stock units to 13 of its senior executives under the Company's 2005 Long-Term Incentive Compensation Plan, including a “target” number of 50,000 market stock units to Brian Concannon, President and Chief Executive Officer of the Company, and a “target” number of 25,000 market stock units to each of Christopher Lindop, Chief Financial Officer and Executive Vice President Business Development, Peter Allen, President Global Plasma, David Helsel, Executive Vice President Global Manufacturing, and Michael Kelly, President Global Markets.

Subject to vesting requirements described below, holders of market stock units are eligible to receive a share of Company stock for each market stock unit. The number of market stock units, and therefore the number of shares payable, ultimately depends on the Company's stock price. If the Company's stock is below a minimum threshold price during the relevant measurement period, the holders receive no market share units. If the Company's stock achieves certain price levels, the holders are eligible to receive up to three times the “target” amount of market share units. As a result, the Company may issue up to 900,000 shares in connection with these grants.

The market stock units generally will vest, if at all, on March 31, 2017 (the “Maturity Date”), subject to the conditions described below. Their quantity, and the number of shares payable, is based upon the Company's average closing stock price for the last 30 trading days prior to the Maturity Date in accordance with the following schedule:

Company Stock Price at Maturity Date (per share)	Share Payout as a Percentage of Target Award
≤$50.00	None
$50.01	10%
$55.00	55%
$60.00	100%
$65.00	140%
$70.00	180%
$75.00	220%
$80.00	260%
≥$85.00	300%

If Company stock price performance is in between two stock prices adjacent to each other in the above schedule, the share payout will be interpolated linearly.

To receive shares, the holder of a market stock unit award must be an employee on the Maturity Date except in the cases of death, disability, a qualifying retirement, or a change of control. Executives who die, suffer a qualifying disability, or retire at 55 years of age or older after 5 years of service prior to the Maturity Date will receive a prorated portion of the share payout based upon Company stock price performance. A change of control of the Company, as defined in the grant agreement, prior to the Maturity Date will result in an acceleration of the vesting and the payout will be based on the Company's stock price as of the change in control. The grants are subject to recovery, or claw back, in accordance with applicable law or Company policy.

Except in the case of a change of control or any deferral election made by a holder of a market stock unit, any share payout shall be made by the Company in a single payment, subject to applicable tax withholding, no earlier than the Maturity Date and no later than December 31, 2017.

The market share units were granted pursuant to the 2005 Haemonetics Corporation Long-Term Incentive Compensation Plan for the Company and its subsidiaries, which is filed as Exhibit 10.1 and pursuant to a Market Stock Unit Award Agreement for Mssrs. Concannon, Lindop, Allen, Helsel and Kelly, a form of which is filed herewith as Exhibit 10.3.

Item    5.07 Submission of Matters to a Vote of Security Holders

Haemonetics Corporation's Annual Meeting of Stockholders was held on July 24, 2013. At the Meeting:

1.	Susan Bartlett Foote, Pedro Granadillo and Mark Kroll were elected to serve as directors of Haemonetics Corporation;

2.	Material terms of the performance goals in the Haemonetics Corporation 2005 Long-Term Incentive Compensation Plan for compliance with Section 162(m) of the Internal Revenue Code of 1986 were approved;

3.	Advisory vote regarding the compensation of our named executive officers was approved; and

4.	The selection of Ernst & Young LLP to serve as the independent registered public accounting firm of Haemonetics Corporation for fiscal year 2014 was ratified.

Election of Directors:

Director	Votes For	Withheld
Susan Bartlett Foote	45,175,282	853,605
Pedro Granadillo	45,145,514	883,373
Mark Kroll	45,441,821	587,066

Material Terms of Long-Term Incentive Compensation Plan:

Votes For	Votes Against	Abstain
44,198,719	1,823,063	7,105

Executive Compensation:

Votes For	Votes Against	Abstained
45,378,041	352,828	298,007

Ratification of Auditors:

Votes For	Votes Against	Abstain
47,612,201	433,339	1,984

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HAEMONETICS CORPORATION
(Registrant)

Date: July 26, 2013	By:	/s/ Christopher Lindop
Christopher Lindop, Executive Vice President
and Chief Financial Officer